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                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934



                            PATRIOT SCIENTIFIC CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   70336N 10 7
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                                 (CUSIP Number)


                                JANUARY 31, 2000
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              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / /  Rule 13d-1(b)
             /X/  Rule 13d-1(c)
             / /  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 70336N 10 7                                   13G

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(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Swartz Private Equity, LLC, a Georgia limited liability company, the sole members of which are Eric S. Swartz, Swartz Ventures, Inc., Kendrick Capital Management, Inc. and Kendrick Ventures, Inc.

     IRS Identification No. 58-2412423

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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER    (a) / /
     OF A GROUP (SEE INSTRUCTIONS)            (b) /X/
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(3)  SEC USE ONLY

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(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                      Georgia
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Number of Shares      (5)  SOLE VOTING POWER
Beneficially               2,465,061 shares          4.86%
Owned By              ----------------------------------------------------------
Each Reporting        (6)  SHARED VOTING POWER
Person With                -0- shares                0%
                      ----------------------------------------------------------
                      (7)  SOLE DISPOSITIVE POWER
                           2,465,061 shares          4.86%
                      ----------------------------------------------------------
                      (8)  SHARED DISPOSITIVE POWER
                           -0- shares                0%
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(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   2,465,061 shares
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)            / /
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             4.86%
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(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                             OO
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CUSIP No. 70336N 10 7                                   13G


ITEM 4. OWNERSHIP

    (a) Amount Beneficially Owned:       2,465,061 shares

    (b) Percent of Class:        4.86%

    (c) Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote:
               2,465,061 shares

        (ii)   shared power to vote or to direct the vote:
               -0- shares

        (iii)  sole power to dispose or to direct the disposition of:
               2,465,061 shares

        (iv)   shared power to dispose or to direct the disposition of:
               -0- shares

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 10. CERTIFICATION.

     The following certification shall be included if the statement if filed pursuant to Rule 13d- 1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purposes of effect.

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CUSIP No. 70336N 10 7                                   13G

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       MARCH 3, 2000
                                               ---------------------------------
                                                            Date

                                               Swartz Private Equity, LLC

                                               By:      ERIC S. SWARTZ
                                                  ------------------------------
                                                        Eric S. Swartz, Manager




     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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